The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)

Registration Nos. 333-114175 and 333-114175-01 to 114175-11

Subject to Completion,

Preliminary Prospectus Supplement dated May 14, 2004

PROSPECTUS SUPPLEMENT

(To prospectus dated May 13, 2004)

1,920,000 Shares

Common Stock

We are offering 950,000 shares of our common stock, and the selling shareholders are offering 970,000 shares of our common stock. We will not receive any proceeds from the sale of shares of common stock by the selling shareholders.

The shares are quoted on the Nasdaq National Market under the symbol “PERY.” On May 13, 2004, the last sale price of the shares as reported on the Nasdaq National Market was $26.49 per share.

Investing in our common stock involves risks, which we describe on page S-9 of this prospectus supplement, in our Annual Report on Form 10-K and in other documents that we subsequently file with the Securities and Exchange Commission.

	Per Share	Total

Public offering price	$	$

Underwriting discount	$	$

Proceeds, before expenses, to Perry Ellis	$	$

Proceeds, before expenses, to the selling shareholders	$	$

The underwriters may also purchase up to an additional 288,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about                     , 2004.

Merrill Lynch & Co.	Wachovia Securities

Banc of America Securities LLC

SG Cowen & Co.

D.A. Davidson & Co.

The date of this prospectus supplement is May     , 2004.

Prospectus Supplement

Prospectus

Cautionary Note Regarding Forward-Looking Statements	1
About This Prospectus	3
Perry Ellis International, Inc.	4
Risk Factors	4
Use of Proceeds	5
Ratio of Earnings to Fixed Charges	5
Selling Shareholders	6
Description of Our Capital Stock	7
Description of Debt Securities	11
Description of Warrants	22
Plan of Distribution	23
Legal Matters	26
Experts	26
Where You Can Find More Information	26
Incorporation of Certain Documents by Reference	27

We are providing information to you about this offering of shares of our common stock in two separate documents that are bound together: (a) this prospectus supplement, which describes the specific details regarding this offering, and (b) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus” we are referring to both documents combined, including the documents incorporated by reference in the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. You should read carefully this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in the accompanying prospectus, before you invest. These documents contain information you should consider when making your investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” “target,” “project,” “contemplate” or “will,” or the negative thereof or other variations thereon or comparable terminology.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the factors that could cause actual results to differ from our expectations are:

•	general economic conditions,

•	a significant decrease in business from or loss of any of our major customers,

•	the effectiveness of our planned advertising, marketing and promotional campaigns,

•	our ability to contain costs,

•	our future capital needs and our ability to obtain financing,

•	our ability to integrate acquired businesses, trademarks, tradenames and licenses, including the Salant acquisition,

•	our ability to predict consumer preferences,

•	anticipated trends and conditions in our industry, including future consolidation,

•	changes in the costs of raw materials, labor and advertising,

•	changes in fashion trends and consumer acceptance of both new designs and newly introduced products,

•	the level of consumer spending for apparel and other merchandise,

•	our ability to compete,

•	the termination or non-renewal of any material license agreements to which we are a party,

•	the seasonality of our swimwear business,

•	exposure to foreign currency risk,

•	competition among department and specialty stores,

•	possible disruption in commercial activities due to terrorist activity and armed conflict, and

•	other factors set forth in this prospectus and in our SEC filings.

ii

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see “Risk Factors” on page S-9 of this prospectus supplement, Item 1. “Business – Certain Risks” in our Annual Report on Form 10-K and documents we subsequently file with the SEC.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included or incorporated by reference into this prospectus are made only as of the date hereof. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.

In making your decision, you should only rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. You must rely on your own examination of our company.

This prospectus summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. We will make conformed copies of the actual documents available to you upon request. In this prospectus and in the information incorporated by reference, we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent industry publications and other publicly available information. Although we believe these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information. In addition, certain data included in this prospectus or incorporated by reference regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, and other data, are based on our management’s knowledge and experience in the markets in which we operate. Our estimates have been based on information obtained from our customers, suppliers and other contacts in the markets in which we operate. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in data gathering. As a result, you should be aware that market, ranking and other similar data included in this prospectus, and estimates and beliefs based on that data, may not be reliable, and we cannot guarantee the accuracy or completeness of such information.

This prospectus or documents we incorporate by reference may refer to trademarks and tradenames owned by or licensed to us. The trademarks and tradenames we own include Perry Ellis®, Perry Ellis America®, Axis®, Tricots St. Raphael®, Jantzen®, John Henry®, Cubavera®, the Havanera Co.®, Natural Issue®, Munsingwear®, Grand Slam®, Original Penguin®, Manhattan®, Southpoint®, Pro Player®, Mondo di Marco®, Penguin Sport® and Axist®. The trademarks we license from third parties include Nike®, Tommy Hilfiger®, PING®, NAUTICA®, Ocean Pacific®, and PGA Tour®.

iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary may not contain all the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference herein and therein, including “Risk Factors” and the financial statements and related notes, before making an investment decision. Unless the context otherwise requires, the term(s) “Perry Ellis,” “we,” “us” and “our” refer to Perry Ellis International, Inc. and our subsidiaries; “Jantzen acquisition” refers to our acquisition of the Jantzen swimwear business from subsidiaries of VF Corporation in March 2002; “Salant acquisition” refers to our acquisition of the Salant Corporation in June 2003; and “Salant” refers to Salant Corporation.

Perry Ellis International

Overview

We are one of the leading apparel companies in the United States. We control a portfolio of major men’s and women’s brands, some of which were established over 100 years ago. We design, source, market and license our products nationally and internationally at multiple price points and across all major levels of retail distribution at more than 20,000 doors. Our portfolio of highly recognized brands includes Perry Ellis and Perry Ellis America, which we believe together generate over $1 billion in annual retail sales, Axis, Tricots St. Raphael, Jantzen, John Henry, Cubavera, the Havanera Co., Natural Issue, Munsingwear, Grand Slam, Original Penguin, and Manhattan. We also (i) license the Nike and Tommy Hilfiger brands for swimwear and swimwear accessories, (ii) are the worldwide master licensee for PING golf apparel, (iii) license the Ocean Pacific brand for certain men’s sportswear categories, (iv) license the NAUTICA brand for our corporate wear business and (v) license the PGA Tour brand for golf apparel. For fiscal 2004, our total revenues were $505.9 million and our net income was $13.2 million.

We distribute our products primarily to wholesale customers that represent all major levels of retail distribution including department stores, national and regional chain stores, mass merchants, specialty stores, sporting goods stores, green grass golf shops, the corporate incentive market as well as clubs and independent retailers in the United States and Canada. Our largest customers include Federated Department Stores, Inc., Dillard’s Inc., The May Department Stores Company, Wal-Mart Stores, Inc., J.C. Penney Company, Kohl’s Corporation, and Sears, Roebuck & Co. We also operate 38 retail stores located primarily in upscale retail outlet malls across the United States. In addition, we leverage our design, sourcing and logistics expertise by offering a limited number of private label programs to retailers. In order to maximize the worldwide exposure of our brands and generate high margin royalty income, we license our brands through approximately 56 domestic and approximately 79 international license agreements.

Our wholesale business, which is comprised of men’s sportswear and women’s and men’s swimwear and swimwear accessories, accounted for 96% of our total revenues in fiscal 2004, and our licensing business accounted for 4% of our total revenues in fiscal 2004. We have traditionally focused on the men’s sportswear market, which represented approximately 86.7% of our total wholesale revenues in fiscal 2004, while our women’s and men’s swimwear market represented approximately 13.3% of our total wholesale revenues in fiscal 2004.

Our licensing business is a significant contributor to our operating income. We license the brands we own to third parties for the manufacturing and marketing of various products in distribution channels in which we do not distribute those brands, including men’s and women’s footwear, men’s suits, underwear, loungewear, outerwear, fragrances, eyewear and accessories. In addition, we license our brands internationally for the manufacturing and marketing of products that we offer domestically such as Jantzen sportswear. These licensing arrangements raise the overall awareness of our brands without requiring us to make capital investments or incur additional operating expenses.

In June 2003, we acquired Salant, a leading designer, marketer and distributor of brand name and private label menswear products and the largest licensee of the Perry Ellis brand. With the Salant acquisition we have consolidated control of the Perry Ellis brand, added significant revenues and earnings, solidified our balance sheet, further diversified our product offerings and customer base, and added to our portfolio of brands. As a result of this acquisition, we also assumed operation of 39 retail outlet stores, of which four have since been closed.

We employ a three-dimensional strategy in the design, sourcing, marketing and licensing of our products that focuses on diversity of brands, products and distribution channels. Through this strategy, we provide our products to a broad range of customers, which reduces our reliance on any single distribution channel, customer, or demographic group and minimizes competition among our brands.

Diversity of Brands.    We maintain a portfolio of 19 highly recognized brands that we either own or license. We are focused on brands that appeal to fashion conscious consumers across all income levels. We design, source, market and license most of our products on a brand-by-brand basis targeting distinct consumer demographic and lifestyle profiles. We also market the Natural Issue, John Henry and the Havanera Co. brands, which appeal to the middle-income consumer. In addition, we market brands that appeal to women through our Jantzen family of swimwear products.

Diversity of Product Categories.    We design and market apparel in a broad range of men’s product categories and a few women’s product categories, which increases the stability of our business. Our menswear offerings include casual sportswear, dress shirts and pants, jeans wear, golf apparel, sweaters, sports apparel, swimwear and swim accessories, activewear, and leather accessories. Our womenswear offerings include swimwear, sportswear and accessories. We believe that our product diversity decreases our dependence on any one product or fashion trend and has contributed substantially to our growth.

Diversity of Distribution Channels.    We market our products through all major levels of retail distribution, which allows us to reach a broad range of consumers in the United States and Canada. We distribute through department stores, national and regional chain stores, mass merchants, specialty stores, sporting goods stores, green grass golf shops, the corporate incentive market, as well as clubs and other independent retailers in the United States and Canada. We entered the corporate wear market in 2001, where we provide corporate clients with high quality customized products. Our products are distributed through more than 20,000 doors at some of the nation’s leading retailers, including Federated, Dillard’s, May Department Stores, Wal-Mart, J. C. Penney, Kohl’s, Sears, and Nordstrom.

The following table illustrates the diversity of the brands and products we produce and market and their respective distribution channels:

Product Category

Distribution Channels	Casual	Dress Casual	Jeans Wear	Golf	Active Sports	Swimwear	Youth Lifestyle

Upscale Department Stores	Tricots St. Raphael Original Penguin	Axis Mondo di Marco		PING Collection			Redsand Original Penguin

Department Stores	Cubavera Grand Slam	Perry Ellis Axis	Perry Ellis America	Grand Slam		Jantzen Tommy Hilfiger Nike	Redsand

National and Regional Chain Stores	Natural Issue the Havanera Co. Munsingwear Ocean Pacific Jantzen	John Henry Axist	Natural Issue	Penguin Sport Munsingwear PGA Tour	Pro Player	Jantzen Nike Southpoint

Mass Merchants	Private Label	Manhattan	Private Label

Green Grass(1)	Munsingwear	Perry Ellis		PING Collection

Corporate	NAUTICA Cubavera	Perry Ellis		PING Collection

Specialty Stores	Tricots St. Raphael	Axis				Jantzen Tommy Hilfiger Nike	Redsand

(1)	This channel includes high-end and specialty golf shops and resorts.

Our Competitive Strengths

We believe that our competitive strengths position us to capitalize on several trends that have affected the apparel industry in recent years. These trends include:

•	the consolidation of the department and chain store distribution channels into a smaller number of larger retailers,

•	the increased dependence of retailers on reliable domestic suppliers who have design expertise, advanced systems and technology, and the ability to quickly meet changing consumer tastes,

•	the increased importance of mass merchants in apparel sales, and

•	the continued importance of strong brands as a source of product differentiation.

We believe that we have the following competitive strengths in our industry:

Portfolio of nationally and internationally recognized brands.    We currently own or license a portfolio of 19 brands, which enjoy high recognition within their respective consumer segments. We believe that these brands have built a loyal following of fashion-conscious consumers and retailers who desire high quality, well-designed products. We license the Nike, Tommy Hilfiger, PING, NAUTICA, Ocean Pacific and PGA Tour brands, which we believe are highly recognizable brands within their various product categories. We also license

14 of our brands to third parties for products in distribution channels in which we do not market those brands. We believe that brand recognition is critical in the apparel industry, where strong brand names help define consumer preferences and drive selling space at retailers.

Diversified product offering and distribution model.    We market a diverse array of products under our numerous brands at multiple price points and across multiple levels of retail distribution. Our menswear offerings include casual sportswear, dress shirts and pants, jeans wear, golf apparel, sweaters, sports apparel, swimwear and swim accessories, activewear and leather accessories. Our womenswear offerings include swimwear, sportswear and swim accessories. Our products are distributed through more than 20,000 doors at department stores, national and regional chain stores, mass merchants, specialty stores, sporting goods stores, green grass golf shops, the corporate incentive market and independent retailers in the United States and Canada. Our diversified product offerings and distribution model reduce our reliance on any one product, demographic group, merchandise preference or distribution channel and minimizes competition among our brands.

Strong relationships with our retailers.    We believe that our established relationships with retailers allow us to maximize the selling space dedicated to our products, monitor our brand presentation and merchandising selection, and introduce new brands and products. Because of our quality brands and products, dedication to customer service, design expertise and sourcing capabilities, we have developed and maintained long-standing relationships with our largest customers, including Dillard’s (more than 25 years), May Department Stores (more than 25 years), J.C. Penney (more than 25 years), Sears (25 years), Federated (16 years), Wal-Mart (14 years), and Kohl’s (10 years).

Strong licensing capabilities and relationships.    We license many of the brands we own, and, as a result, have gained experience in identifying potential licensing opportunities. We have established relationships with many licensees and believe these relationships provide opportunities to grow our revenues and earnings. Our brands are solidly positioned in retail outlets at all major levels of retail distribution and have increased our exposure nationally and internationally. We believe that our broad portfolio of brands also appeals to licensees because it gives licensees the opportunity to sell their products into many different distribution channels. For example, a manufacturer of men’s accessories might license the Cubavera brand to enter the department store channel or license the Munsingwear brand to target the national and regional chain stores. By licensing our owned brands, we offer consumers a complete product assortment by brand. We also coordinate our marketing efforts with licensees, thereby maximizing exposure for our brands and our return on investment.

Sophisticated global low-cost sourcing capabilities.    We have sourced our products globally for more than 36 years and employ sophisticated logistics and supply chain management systems to maintain maximum flexibility. Our network of worldwide sourcing partners enables us to meet our customers’ needs in an efficient and high quality manner without relying on any one vendor, factory, or country. In fiscal 2004, based on the total dollar value, we sourced our products from Asia (72%), Central and South America (14%), the Middle East (6%) and other areas of the world (8%). We maintain a staff of experienced sourcing professionals in five offices in China (including Hong Kong), as well as in the United States, South Korea and Taiwan. Our sourcing offices closely monitor our suppliers and provide strict quality assurance analyses that allow us to consistently maintain our high quality standard for our customers. We have a compliance department that works closely with our quality assurance staff to ensure that our sourcing partners comply with Company-mandated and country-specific labor and employment regulations. We believe that sourcing our products overseas allows us to manage our inventories more effectively and avoid incurring the costs of maintaining and operating production facilities. Because of our sourcing experience, capabilities and relationships, we believe that we are well positioned to take advantage of the 2005 elimination of all textile and apparel quotas for member countries of the World Trade Organization.

Design expertise and advanced technology.    We maintain a staff of 93 designers, merchandisers and artists who are supported by a staff of 41 design professionals, including assistant designers, technical designers, graphic artists and production assistants. Our in-house design staff designs substantially all of our products using advanced computer-aided design technology that minimizes the time-intensive and costly production of sewn prototypes prior to customer approval. In addition, this technology provides our customers with products that have been custom designed for their specific needs and meet current fashion trends. We employ advanced fabric and design technologies to ensure a proper fit and outstanding performance when we create our women’s and men’s swimwear. We regularly upgrade our computer technology to enhance our design capabilities, facilitate communication with our global suppliers and customers on a real-time basis, react faster to new product developments by competitors and meet changes in customer needs.

We recently launched PerrySolutions, a software system that enables our sales planners to manage our retail customers’ inventory at the SKU level. This system helps maximize sales of our products thereby increasing inventory turns for retailers, which in turn reduces our product returns and markdowns, and increases our profitability. We also use PerrySolutions during the assortment planning process to allocate the correct quantities for the initial rollout of product at retail.

Proven ability to integrate acquisitions.    Since 1993, we have been successful in selectively acquiring, managing, developing and positioning 18 highly recognized brands within our business, including Munsingwear (1996), Perry Ellis (1999), John Henry (1999), Manhattan (1999) and Jantzen (2002). We believe our experience has prepared us for the integration of the Salant business.

As part of an extensive integration process for each brand, we have:

•	improved the responsiveness to market trends by applying our design and sourcing expertise,

•	communicated new positioning of our brands through various wide-ranging marketing programs,

•	begun or continued licensing operations immediately upon acquisition,

•	solidified our management team to design, market and license brands,

•	repositioned the brands into different distribution channels to address the needs in those channels,

•	renegotiated existing licensing agreements and developed new licensing agreements in new segments and markets, and

•	extended our sourcing and distribution capabilities to the products.

Experienced management team.    Our senior management team averages more than 26 years in the apparel industry and has extensive experience in growing and rejuvenating brands, structuring licensing agreements, and building strong relationships with global suppliers and retailers. In addition, George Feldenkreis, our chairman and chief executive officer, and Oscar Feldenkreis, our president and chief operating officer, have expressed their commitment to us by maintaining a significant ownership stake in our company.

Our Business Strategy

Our strategy is to continue to pursue our three-dimensional approach by developing and enhancing our portfolio of brands, increasing the scope of our product offerings and expanding distribution for our brands, while continuing our focus on growth and profitability through the execution of the following strategies:

Continue to strengthen the competitive position and recognition of our brands.    We intend to continue enhancing the recognition of our brands by aggressively marketing our brands to both consumers and retailers. We have made a strategic decision to focus on branded apparel and to reduce our private label business. As a result of this shift in our business strategy and our acquisition and development of certain brands, our branded apparel business has increased as a percentage of net sales from 75% for fiscal 2003 to 91% for fiscal 2004. We manage each brand individually, developing a distinct brand and marketing strategy for every product category and distribution channel. We will continue to participate in cooperative advertising in print and broadcast media, as well as market directly to consumers through billboards, event sponsorships, celebrity sponsorships, special event advertisements and advertisements in selected periodicals. In addition, we will continue to have a strong presence at trade shows, such as “M.A.G.I.C.” in Las Vegas, Market Week in New York, and golf and swim shows and events throughout the country. Licensing our brands to third parties also enhances brand recognition by providing increased customer exposure domestically and internationally, as well as opportunities for future product extensions.

Continue to diversify our product line.    We intend to continue to expand the range of our product lines, thereby capitalizing on the name recognition, popularity, and discrete target customer segmentation of our major brands. For example, we are introducing a line of women’s beachwear and sportswear under the Jantzen brand. We intend to pursue expansion opportunities in young men’s sportswear, whether through licensing or direct marketing opportunities. The Salant acquisition takes us into the men’s better market and collection market for sportswear, dress shirts, bottoms and leather accessories and, through the Axis and Tricots St. Raphael brands, the better sportswear market. We intend to use Axis and Tricots St. Raphael, as well as the expertise of Salant’s sales and marketing personnel, to expand our sweater business. In addition, we will continue to seek licensing opportunities that will expand our collection of products.

Increase penetration in each channel.    We will continue to selectively pursue new ways to increase our penetration of existing channels of distribution for our products, focusing on maintaining the integrity of our products and reinforcing our image at existing retail stores, as well as introducing our products to geographic areas and consumer sectors that are presently less familiar with our products. We will also seek to expand our business with our existing customers by offering them products that are compelling and different from those in the marketplace and by capitalizing on our relationships with them by offering them more of our products. As a result of the Salant acquisition, we have increased the number of retailers that carry our brands and entered certain upscale department stores, such as Nordstrom, which carry the Axis and Tricots St. Raphael brands.

Adapt to our continually changing marketplace.    We will continue to make the necessary investments and implement strategies to meet the growing needs of our customers on a timely basis in the ever-changing apparel industry. We have a history of successfully adapting our business to meet the challenges of our industry. Some examples include:

•	Our acquisition of Jantzen in fiscal 2002 marked our entry into the women’s and men’s swimwear markets and formed the basis for our planned entry into the women’s sportswear market. We believe that our design and sourcing expertise positions us to grow our revenues from these product categories substantially in the future. We intend to position Jantzen as a premiere casual resort lifestyle brand for women and men.

•	From our initial efforts to market guayabera shirts to the Hispanic market 36 years ago, we have focused on Hispanics, the largest minority group in the United States. We developed the Cubavera and the Havanera Co. brands in fiscal 2000 and 2002, respectively, to specifically target the Hispanic market and consumers that embrace the Hispanic lifestyle brands.

•	The Salant acquisition provided us with the upscale Axis and Tricots St. Raphael brands, as well as greater control of designing and marketing the Perry Ellis line of men’s sportswear, dress shirts, bottoms and leather accessories. With this acquisition, we expect to leverage Salant’s relationships to sell more of our products through these upscale retailers.

Expand our licensing opportunities.    Since our acquisition of Munsingwear in 1996, we have significantly expanded the licensing of our brands to third parties for various product categories. We intend to continue to license our brands to existing and new licensees as profitable opportunities arise. We will also use our brand portfolio to expand our licensing activities in womenswear and sportswear. At the international level, we will continue to explore licensing opportunities where we see opportunities for growth, such as Latin America, Europe and Asia. We will continue to provide our licensing partners with strong brands, design expertise and innovative marketing strategies. In addition to the revenues and brand awareness that licensing provides us, we also believe that licensing our brands benefits us by reducing the volatility of our operating income.

Pursue strategic acquisitions and opportunities.    We intend to continue our strategy of making selective acquisitions to expand our portfolio of brands and add new product lines as our industry continues to follow the consolidation trend of our retailers. We will continue to internally develop new brands and logical extensions of existing brands as opportunities in the marketplace arise. We intend to pursue acquisition opportunities in a disciplined manner as they become available and focus on products or categories that have high consumer awareness and are difficult to duplicate from a technical or logistical standpoint. Since our initial public offering in 1993, we have acquired, or obtained licenses for, several brands, including Munsingwear, Perry Ellis, John Henry, Manhattan, Jantzen, PING, Tommy Hilfiger, Nike, NAUTICA, Mondo di Marco, Ocean Pacific, Axis, Tricots St. Raphael, Redsand and PGA Tour. We believe that our history of selectively acquiring under-marketed or under-performing brands and incorporating them into our efficient infrastructure generates a superior return on investment for our investors.

For further information regarding us and our financial information, you should refer to our filings with the SEC. See “Incorporation of Certain Information by Reference” in the accompanying prospectus.

Recent Developments

Preliminary Results for the First Quarter of Fiscal 2005

Based on our preliminary results for the first quarter of fiscal 2005, we anticipate reporting record revenue, net income and fully diluted earnings per share for the first quarter ended April 30, 2004.

Total revenues are expected to rise approximately 82% to $197 million from $108.3 million during the same period a year ago. We benefited positively from both the impact of the inclusion of revenues from our June 2003 completion of the Salant acquisition, and from strong organic growth. Approximately $65 million or 75% of the expected increase in revenue is attributable to the Salant acquisition. The balance of the revenue growth, approximately $23 million, a 21% increase over last year’s comparable period, is attributable to increases in both our swim and core wholesale businesses.

Net income for the first quarter ended April 30, 2004 is expected to be in the range of $7.8 million to $8.2 million, as compared to net income for the first quarter of fiscal 2004 of $5.6 million, an increase of 40% to 45% over the same period last year. Earnings per fully diluted share are anticipated to be in the range of $0.85 to $0.90. The number of fully diluted shares outstanding at the end of the quarter increased approximately 2 million shares, or 28%, from 7.0 million shares as of the end of the first quarter last year to approximately 9.2 million shares, reflecting the additional 1.8 million shares issued as a result of the Salant acquisition.

THE OFFERING

Common stock offered	By Perry Ellis	950,000 shares

	By the selling shareholders	970,000 shares

	Total	1,920,000 shares

Shares outstanding after this offering	9,468,293 shares

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $ million. We intend to use the net proceeds to repay amounts due under our senior credit facility, with any remaining net proceeds to be used for working capital and general corporate purposes. See “Use of Proceeds.” We will not receive any of the proceeds from the sale of common stock by the selling shareholders.

Risk factors	See “Risk Factors” on page S-9 of this prospectus supplement, our Annual Report on Form 10-K and other information incorporated by reference herein for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Nasdaq National Market symbol	PERY

The number of shares outstanding after this offering excludes (a) 1,506,298 shares of common stock issuable upon the exercise of outstanding stock options, and (b) 1,207,800 shares reserved for issuance under our equity compensation plans. This number assumes that the underwriters’ overallotment option is not exercised. If the overallotment option is exercised in full, we will issue and sell an additional 288,000 shares.

RISK FACTORS

Investing in our common stock involves a high degree of risk. These risks are set forth below, in the prospectus, and in our Annual Report on Form 10-K under the heading “Item 1. Business - Certain Risks,” and in other information incorporated by reference herein. You should carefully consider these risk factors before investing in our common stock.

We are controlled by a few principal shareholders who have the ability to significantly influence the election of our directors and the outcome of all other issues submitted to our shareholders.

As of April 28, 2004, George Feldenkreis, our chairman of the board and chief executive officer, and other members of his immediate family, including Oscar Feldenkreis, our president and chief operating officer, and Fanny Hanono, our secretary and treasurer, and their respective affiliates, beneficially owned 41.2% of our outstanding common stock (28.3% after the completion of this offering). As a result, such persons presently have, and will continue to have, the ability to influence the election of our directors and the outcome of all other issues submitted to our shareholders.

Our common stock price may be highly volatile. The price of our common stock may decrease and the value of your investment could decline substantially.

The price at which our common stock trades has fluctuated significantly and may continue to be highly volatile. For the last eight fiscal quarters, as reported on the Nasdaq National Market, the closing prices of our common stock has ranged from $6.65 to $29.73. If our share price decreases, the value of your investment could decline substantially.

Some provisions of our articles of incorporation could discourage potential acquisition proposals and could delay or prevent a change in control of us.

Anti-takeover provisions could diminish the opportunities for shareholders to participate in tender offers, including tender offers at a price above the then current market price of our common stock. Such provisions may also inhibit increases in the market price of the common stock that could result from takeover attempts. For example, our articles of incorporation allow our board of directors to authorize preferred stock with designations and rights that the board may determine at its discretion. Our board of directors may be able to use this authority in a manner that could delay, defer or prevent a change in control. In addition, our classified board structure could have the effect of delaying, deterring or preventing a change in control of us. The existence of these provisions may deprive you of the opportunity to sell your shares at a premium over prevailing market prices for our common stock. The potential inability of our shareholders to obtain a control premium could reduce the market price of our common stock.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 950,000 shares of common stock that we are offering will be approximately $         million, after deducting underwriting discounts and commissions and our estimated offering expenses ($         million if the underwriters exercise their overallotment option in full). We will not receive any of the proceeds from the sale of our common stock by the selling shareholders.

We will use the net proceeds from the sale of our common stock first to repay the amounts due under our senior credit facility. We will use any remaining net proceeds for working capital and general corporate purposes. Until we use the net proceeds in this manner, we may temporarily use them to make short-term investments. Following repayment of all amounts due under our senior credit facility, the facility will remain open and our management will have the ability to borrow additional amounts thereunder. As of April 30, 2004, borrowings under our senior credit facility were $51.8 million.

Interest on the principal balance under our senior credit facility accrues, at our option, at either (a) our bank prime lending rate with adjustments depending upon our quarterly average excess availability plus excess cash or leverage ratio or (b) 2.00% above the rate quoted by our bank as the average Eurodollar Rate (“Eurodollar”) for 1-, 2-, 3- and 6-month Eurodollar deposits with one-quarter percentage point adjustments depending upon our quarterly average excess availability plus excess cash and leverage ratio at the time of borrowing. Our senior credit facility expires, and all amounts due thereunder become due and payable, in September 2005.

PRICE RANGE OF COMMON STOCK AND DIVIDEND HISTORY

For information regarding our stock price and dividend policy, please see “Item 5. Market for Registrant’s Common Equity and Related Shareholder Matters” in our Annual Report on Form 10-K.

SELECTED FINANCIAL INFORMATION

The following selected financial data is qualified by reference to, and should be read in conjunction with, the Consolidated Financial Statements of Perry Ellis and related Notes thereto and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are contained in our Annual Report of From 10-K, which is incorporated by reference into this prospectus. Certain amounts in prior fiscal years have been reclassified to conform to the 2004 presentation.

	Fiscal Year Ended January 31,
	2000	2001	2002	2003	2004
	(Dollars in thousands, except for per share data)
Income Statement Data:
Net sales	$227,732	$258,888	$251,310	$277,028	$484,198
Net royalty income	22,840	25,790	26,681	28,813	21,718

Total revenues	250,572	284,678	277,991	305,841	505,916
Cost of sales	171,413	200,884	191,601	205,001	336,422

Gross profit	79,159	83,794	86,390	100,840	169,494
Selling, general and administrative expenses	42,663	49,408	55,447	63,850	119,659
Depreciation and amortization	5,181	6,130	6,662	3,583	5,043

Operating income	31,315	28,255	24,281	33,407	44,792
Costs on early extinguishment of debt	—	—	—	—	7,317
Interest expense	13,905	15,766	13,550	15,795	16,414

Income before minority interest and income tax provision	17,410	12,489	10,731	17,612	21,061
Minority interest	—	—	83	89	214
Income taxes	6,530	4,663	4,040	6,726	7,695

Net income	$10,880	$7,826	$6,608	$10,797	$13,152

Net income per share:
Basic	$1.62	$1.17	$1.01	$1.69	$1.71
Diluted	$1.59	$1.16	$1.01	$1.65	$1.59
Weighted average number of shares outstanding:
Basic	6,726	6,689	6,517	6,387	7,683
Diluted	6,857	6,745	6,535	6,550	8,296

Other Financial Data and Ratios:
EBITDA(1)	$36,496	$34,385	$30,860	$36,901	$49,621
Cash flows from operations	14,047	(2,112)	22,375	(16,795)	(11,313)
Cash flows from investing	(104,091)	(5,434)	(3,021)	(47,349)	(44,887)
Cash flows from financing	90,097	7,665	(18,319)	67,479	52,409
Capital expenditures	2,332	2,712	2,922	22,077	8,673

Balance Sheet Data (at year end):
Working capital	70,651	88,879	60,932	119,898	192,930
Total assets	224,873	243,113	234,061	331,237	480,400
Total debt(2)	128,270	137,066	120,828	194,432	257,158
Total stockholders’ equity	76,020	82,879	87,204	99,402	150,882

(footnotes on following page)

(1)	EBITDA represents net income before taking into consideration interest expense, costs on the early extinguishment of debt, depreciation expense, income taxes and amortization expense as outlined below in tabular format. EBITDA is not a measurement of financial performance under generally accepted accounting principles and does not represent cash flow from operations. Accordingly, do not regard this figure as an alternative to cash flows as a measure of liquidity. We believe that EBITDA provides some indication of our ability to satisfy our debt obligations but is not necessarily comparable with similarly titled measures for other companies. See “Statement of Cash Flows” in our consolidated financial statements in our Annual Report on Form 10-K.
(2)	Total debt includes balances outstanding under our senior credit facility, senior secured notes, senior subordinated notes, and real estate mortgage.

	Fiscal Year Ended January 31,
	2000	2001	2002	2003	2004
	(In thousands)
Net Income	$10,880	$7,826	$6,608	$10,797	$13,152

Depreciation & amortization	5,181	6,130	6,662	3,583	5,043
Interest Expense	13,905	15,766	13,550	15,795	16,414
Income Taxes	6,530	4,663	4,040	6,726	7,695
Costs on early extinguishment of debt					7,317

EBITDA	$36,496	$34,385	$30,860	$36,901	$49,621

CAPITALIZATION

The following table sets forth our capitalization as of January 31, 2004, on an actual basis and on an as adjusted basis to reflect the sale of 950,000 shares of our common stock by us at the public offering price of $             per share after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

	As of January 31, 2004
	Actual	As Adjusted
Long-term debt, less current portion(1)	$257,158,141	$
Stockholders’ equity:
Preferred Stock, $.01 par value; 5,000,000 shares authorized, none issued and outstanding	—		—
Common stock, $.01 par value; 100,000,000 shares authorized, 8,470,700 shares issued and outstanding (actual); shares issued and outstanding (as adjusted)	84,708
Additional paid-in capital	66,073,881
Retained earnings	85,334,665
Accumulated other comprehensive income	321,844

Total	151,815,098
Treasury Stock at cost; 35,687 shares as of January 31, 2004	(933,293)

Total stockholders’ equity	150,881,805

Total capitalization	$408,039,946	$

(1)	As of January 31, 2004, we had borrowings of approximately $34.7 million under our senior credit facility. We expect to have no borrowings outstanding under our senior credit facility immediately after application of the net proceeds we receive from the issuance of the common stock sold in this offering.

SELLING SHAREHOLDERS

The following table sets forth, with respect to each selling shareholder, as of April 28, 2004, the number of shares owned by the selling shareholder prior to this offering, the number of shares to be offered for sale by the selling shareholder in this offering, the number of shares to be owned by the selling shareholder after completion of the offering, and the percentage of common stock owned by the selling shareholder before and after completion of the offering.

	Shares Beneficially Owned Prior to Offering		Shares Being Offered	Shares Beneficially Owned After Offering
Name of Beneficial Owner	Number	Percentage	Number	Number	Percentage
George Feldenkreis(1)	2,140,439	23.5%	200,000	1,538,439	15.3%
GFX, Inc.(2)	361,525	4.3	361,525	0	*
Feldenkreis Family Foundation, Inc.(3)	87,210	1.0	40,475	46,735	*
Oscar Feldenkreis(4)	1,506,196	17.0	300,000	1,165,721	11.9
Fanny Hanono Family Partnership, Ltd.(5)	309,958	3.6	50,000	259,958	2.7
Marc Balmuth(6)	11,000	*	3,000	8,000	*
Gary Dix(7)	41,500	*	5,000	36,500	*
Timothy B. Page(8)	10,000	*	10,000	0	*

*	Less than 1%.
(1)	Represents (a) 1,096,704 shares of common stock held directly by George Feldenkreis, (b) 595,000 shares of common stock issuable upon the exercise of stock options held by George Feldenkreis that are currently exercisable or become exercisable within 60 days of the date of this prospectus supplement, (c) 361,525 shares of common stock held by GFX, Inc. (“GFX”), as described below, and (d) 87,210 shares of common stock held by the Feldenkreis Family Foundation, Inc. (the “Foundation”), as described below. George Feldenkreis has sole voting and dispositive power over the shares owned directly by him. George Feldenkreis is our chairman of the board and chief executive officer. George Feldenkreis is the father of Oscar Feldenkreis and Fanny Hanono.
(2)	George Feldenkreis is a director, executive officer and principal shareholder of GFX, formerly known as Carfel, Inc, and shares voting and dispositive power over the shares owned by GFX.
(3)	The Foundation is a charitable foundation of which George Feldenkreis, Oscar Feldenkreis and Fanny Hanono are each directors and officers. George Feldenkreis, Oscar Feldenkreis and Fanny Hanono share voting and dispositive power over the shares owned by the Foundation.
(4)	Represents (a) 21,100 shares of common stock held directly by Oscar Feldenkreis, (b) 350,000 shares of common stock issuable upon the exercise of stock options held by Oscar Feldenkreis that are currently exercisable or become exercisable within 60 days of the date of this prospectus supplement, (c) 87,210 shares held by the Foundation and (d) 1,047,886 shares of common stock held by Oscar Feldenkreis Family Partnership, Ltd., of which Oscar Feldenkreis is the sole shareholder of the general partner and the sole limited partner of this partnership and has sole voting and dispositive power over the shares owned by this partnership. Oscar Feldenkreis is our president, chief operating officer and a director.
(5)	Fanny Hanono is the sole shareholder of the general partner and the sole limited partner of this partnership and has sole voting and dispositive power over the shares owned by this partnership. This amount excludes (a) 87,210 shares held by the Foundation, and (b) 35,000 shares of common stock issuable upon the exercise of stock options held by Fanny Hanono’s husband, who is a director of the Company, which options are currently exercisable or become exercisable within 60 days of the date of this prospectus supplement. Fanny Hanono is our secretary-treasurer.

(footnotes continued on following page)

(6)	Represents (a) 1,000 shares of common stock held directly by Marc Balmuth and (b) 10,000 shares of common stock issuable upon exercise of stock options held by Marc Balmuth that are currently exercisable or become exercisable within 60 days of the date of this prospectus supplement.
(7)	Represents (a) 1,500 shares of common stock held directly by Gary Dix, (b) 750 shares of common stock held in an individual retirement account and (c) 39,250 shares of common stock issuable upon exercise of stock options held by Gary Dix that are currently exercisable or become exercisable within 60 days of the date of this prospectus supplement.
(8)	Represents 10,000 shares of common stock issuable upon exercise of stock options held by Timothy B. Page that are currently exercisable or become exercisable within 60 days of the date of this prospectus supplement.

UNDERWRITING

We intend to offer the shares through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Capital Markets, LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us, the selling shareholders and the underwriters, we and the selling shareholders have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us and the selling shareholders, the number of shares listed opposite their names below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wachovia Capital Markets, LLC
Banc of America Securities LLC
SG Cowen & Co., LLC
D.A. Davidson & Co.

Total

The underwriters have agreed to purchase all the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us and the selling shareholders that the underwriters propose initially to offer the shares to the public at the public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $         per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $         per share to other dealers. After the public offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us and the selling shareholders. This information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to Perry Ellis	$	$	$
Proceeds, before expenses, to the selling shareholders	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $300,000 and are payable by us, provided that the selling shareholders will bear that percentage of expenses that is equal to the portion that the aggregate number of shares that are offered by them bears to the total number of shares offered under this prospectus.

Overallotment Option

We have granted an option to the underwriters to purchase up to 288,000 shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, the selling shareholders and our executive officers and directors have agreed, with certain exceptions, not to sell or transfer any common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch. Specifically, we and these other individuals have agreed not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Quotation on the Nasdaq National Market

The shares are quoted on the Nasdaq National Market under the symbol “PERY.”

Price Stabilization and Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the representatives may reduce that short position by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the overallotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives or the lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. In September 2003, Wachovia Capital Markets, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as the initial purchasers in connection with our sale of 8 7/8% Senior Subordinated Notes due 2013. In March 2002, First Union Securities, Inc., an indirect wholly-owned subsidiary of Wachovia Corporation, acted as the initial purchaser in connection with our sale of 9 1/2% Senior Secured Notes due 2009. In addition, certain affiliates of Merrill Lynch, Pierce, Fenner & Smith and/or Wachovia Capital Markets, LLC provide other services to certain of our officers and directors, such as managing brokerage accounts or providing services in connection with sales of our common stock pursuant to plans that meet the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. These underwriters have received customary fees and commissions for these transactions.

LEGAL MATTERS

The validity of the shares of common stock offered hereby and certain other legal matters in connection with this offering will be passed upon for the Company by Broad and Cassel, a partnership including professional associations, Miami, Florida. Shearman & Sterling LLP, Menlo Park, California, will pass upon certain legal matters in connection with this offering for the underwriters.

PROSPECTUS

$120,000,000

Common Stock, Preferred Stock, Debt Securities, and Warrants

Offered by

Perry Ellis International, Inc.

and

$30,000,000 of Common Stock Offered by Selling Shareholders

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplements carefully before you invest.

Our common stock is listed on the Nasdaq National Market under the symbol “PERY.” On May 7, 2004, the closing price of our common stock, as reported by the Nasdaq National Market, was $28.05 per share.

Investing in our securities involves risks, which we describe in our Annual Report on Form 10-K and in other documents that we subsequently file with the Securities and Exchange Commission, and which we will describe in supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 13, 2004

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering securities and soliciting offers to buy securities only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus and information incorporated by reference into this prospectus is accurate only as of the date of the documents containing the information.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” “target,” “project,” “contemplate” or “will,” or the negative thereof or other variations thereon or comparable terminology.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the factors that could cause actual results to differ from our expectations are:

•	general economic conditions,

•	a significant decrease in business from or loss of any of our major customers,

•	the effectiveness of our planned advertising, marketing and promotional campaigns,

•	our ability to contain costs,

•	our future capital needs and our ability to obtain financing,

•	our ability to integrate acquired businesses, trademarks, tradenames and licenses, including the Salant acquisition,

•	our ability to predict consumer preferences,

•	anticipated trends and conditions in our industry, including future consolidation,

•	changes in the costs of raw materials, labor and advertising,

•	changes in fashion trends and consumer acceptance of both new designs and newly introduced products,

•	the level of consumer spending for apparel and other merchandise,

•	our ability to compete,

•	the termination or non-renewal of any material license agreements to which we are a party,

•	the seasonality of our swimwear business,

•	exposure to foreign currency risk,

•	competition among department and specialty stores,

•	possible disruption in commercial activities due to terrorist activity and armed conflict, and

•	other factors set forth in this prospectus and in our SEC filings.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see “Risk Factors” in our Annual Report on Form 10-K and the prospectus supplement and in documents we subsequently file with the SEC.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included or incorporated by reference into this prospectus are made only as of the date hereof. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.

In making your decision, you should only rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. You must rely on your own examination of our company.

This prospectus summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. We will make conformed copies of the actual documents available to you upon request. In this prospectus and in the information incorporated by reference, we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent industry publications and other publicly available information. Although we believe these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information. In addition, certain data included in this prospectus or incorporated by reference regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, and other data, are based on our management’s knowledge and experience in the markets in which we operate. Our estimates have been based on information obtained from our customers, suppliers and other contacts in the markets in which we operate. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in data gathering. As a result, you should be aware that market, ranking and other similar data included in this prospectus, and estimates and beliefs based on that data, may not be reliable, and we cannot guarantee the accuracy or completeness of such information.

This prospectus or documents we incorporate by reference may refer to trademarks and tradenames owned by or licensed to us. The trademarks and tradenames we own include Perry Ellis®, Perry Ellis America®, Axis®, Tricots St. Raphael®, Jantzen®, John Henry®, Cubavera®, the Havanera Co.™, Natural Issue®, Munsingwear®, Grand Slam®, Original Penguin®, Manhattan®, Southpoint®, Pro Player®, Mondo di Marco®, Penguin Sport® and Axist®. The trademarks we license from third parties include Nike®, Tommy Hilfiger®, PING®, NAUTICA®, and Ocean Pacific®.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process, relating to the common stock, preferred stock, debt securities, and warrants described in this prospectus. Certain selling shareholders referred to in this prospectus and identified in supplements to this prospectus may also offer and sell shares of our common stock under this prospectus. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total initial offering price of $120,000,000. The selling shareholders may sell shares of common stock in one or more offerings up to a total initial offering price of $30,000,000.

This prospectus provides you with a general description of the securities we may offer and those offered by our selling shareholders. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding us and the offered securities, please refer to the registration statement of which this prospectus forms a part.

Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Unless the context otherwise requires, the term(s) “Perry Ellis,” “we,” “us” and “our” refer to Perry Ellis International, Inc. and our subsidiaries; “Jantzen acquisition” refers to our acquisition of the Jantzen swimwear business from subsidiaries of VF Corporation in March 2002; “Salant acquisition” refers to our acquisition of the Salant Corporation in June 2003; and “Salant” refers to Salant Corporation.

PERRY ELLIS INTERNATIONAL, INC.

We are one of the leading apparel companies in the United States. We control a portfolio of major men’s and women’s brands, some of which were established over 100 years ago. We design, source, market and license our products nationally and internationally at multiple price points and across all major levels of retail distribution at more than 20,000 doors. Our portfolio of highly recognized brands includes Perry Ellis and Perry Ellis America, which we believe together generate over $1 billion in annual retail sales, Axis, Tricots St. Raphael, Jantzen, John Henry, Cubavera, the Havanera Co., Natural Issue, Munsingwear, Grand Slam, Original Penguin, and Manhattan. We also (i) license the Nike and Tommy Hilfiger brands for swimwear and swimwear accessories, (ii) are the worldwide master licensee for PING golf apparel, (iii) license the Ocean Pacific brand for certain men’s sportswear categories and (iv) license the NAUTICA brand for our corporate wear business.

We distribute our products primarily to wholesale customers that represent all major levels of retail distribution including department stores, national and regional chain stores, mass merchants, specialty stores, sporting goods stores, green grass golf shops, the corporate incentive market and independent retailers in the United States and Canada. Our largest customers include Federated Department Stores, Inc., Dillard’s Inc., The May Department Stores Company, Wal-Mart Stores, Inc., J.C. Penney Company, Kohl’s Corporation, and Sears, Roebuck & Co. We also operate 37 retail stores located primarily in upscale retail outlet malls across the United States. In addition, we leverage our design, sourcing and logistics expertise by offering a limited number of private label programs to retailers. In order to maximize the worldwide exposure of our brands and generate high margin royalty income, we license our brands through approximately 50 domestic and approximately 90 international license agreements.

In June 2003, we acquired Salant, a leading designer, marketer and distributor of brand name and private label menswear products and the largest licensee of the Perry Ellis brand. With the Salant acquisition we have consolidated control of the Perry Ellis brand, added significant revenues and earnings, solidified our balance sheet, further diversified our product offerings and customer base, and added to our portfolio of brands. As a result of this acquisition, we also assumed operation of 39 retail outlet stores.

We were incorporated in Florida in April 1967 and changed our name from Supreme International Corporation to Perry Ellis International, Inc. on June 18, 1999. Our principal executive offices are located at 3000 N.W. 107th Avenue, Miami, Florida 33172, and our telephone number is (305) 592-2830.

For further information regarding us and our financial information, you should refer to our filings with the SEC. See “Incorporation of Certain Information by Reference.”

RISK FACTORS

Investing in the securities to be offered pursuant to this prospectus may involve a high degree of risk. These risks will be set forth in a prospectus supplement relating to the securities to be offered by that prospectus supplement. You should carefully consider the important factors set forth under the heading “Risk Factors” in the applicable prospectus supplement to this prospectus and in our Annual Report on Form 10-K before investing in any securities that may be offered.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, we will use the net proceeds from the sale of the offered securities for repayment of indebtedness, capital expenditures, working capital, other general corporate purposes, and future acquisitions, which are not yet contemplated. Until we use the net proceeds in the manner described above, we may temporarily use them to make short-term investments or reduce short-term borrowings. We will not receive any of the proceeds from the sale of our common stock by the selling shareholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated. This ratio is provided to assist investors in evaluating our ability to meet the interest requirements of debt securities. For purposes of these calculations, “earnings” consist of income before taking into consideration income tax expense and “fixed charges,” where “fixed charges” consist of interest expense, amortization of debt issuance costs and the portion of rental expense of our synthetic lease deemed representative of the interest factor. Our synthetic lease terminated in July 2002.

	Fiscal Year
	2004	2003	2002	2001	2000
Ratio of Earnings to Fixed Charges	3.0x	2.0x	1.7x	1.7x	2.2x

SELLING SHAREHOLDERS

Up to $30,000,000 of common stock being offered by this prospectus may be offered by certain selling shareholders, including the selling shareholders named below.

The following table sets forth the name of some selling shareholders who may offer their common stock pursuant to this prospectus and their relationship to Perry Ellis. If and when shares of common stock are to be offered and sold by one or more selling shareholders, the relevant prospectus supplement will identify the selling shareholders selling in that offering and their relationship to Perry Ellis as well as the number of shares then owned, and to be offered, by such selling shareholders, and the percentage of common stock owned after the completion of the offering by each shareholder.

Selling Shareholder	Relationship to Perry Ellis
George Feldenkreis	Chairman of the Board and Chief Executive Officer
Oscar Feldenkreis	President, Chief Operating Officer and Director
Fanny Hanono	Secretary – Treasurer

DESCRIPTION OF OUR CAPITAL STOCK

The following description of our capital stock does not constitute a complete description of all of the terms of our capital stock and should be read in conjunction with our articles of incorporation and by-laws which have been filed by us with the SEC.

Capital Stock

Our authorized capital stock currently consists of:

•	100,000,000 shares of common stock, $0.01 par value, and

•	5,000,000 shares of preferred stock, $0.01 par value.

We currently have reserved for issuance 1,500,000 shares of our common stock under our 1993 stock option plan, and 1,500,000 shares of our common stock under our 2002 stock option plan.

The following summary describes the material terms of our common stock and our preferred stock. The description of our capital stock is qualified by reference to our articles of incorporation and by-laws.

Common Stock

As of April 28, 2004, there were 8,500,293 shares of our common stock outstanding held by approximately 139 shareholders of record.

Dividends. Subject to the rights of the holders of our preferred stock, holders of shares of our common stock are entitled to receive dividends that may be declared by our board of directors out of legally available funds. Payments of cash dividends are currently prohibited under our senior credit facility and indentures.

Voting Rights. The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our shareholders and do not have cumulative voting rights. Holders of our common stock entitled to vote in any election of directors may elect by a plurality of the votes cast for nominees for election to our board of directors.

Liquidation Rights. Upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of our common stock are entitled to share ratably in all assets available for distribution after payment in full to our creditors and holders of our preferred stock, if any.

Other Provisions. The holders of our common stock are not entitled to preemptive or similar rights. The outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that our board of directors may designate and we may issue in the future.

Preferred Stock

We are currently authorized to issue up to 5,000,000 shares of preferred stock, none of which are issued and outstanding. Our board of directors, in its sole discretion, may designate and issue one or more classes or series of preferred stock from our authorized and unissued shares of preferred stock. Subject to limitations imposed by law or our articles of incorporation, our board of directors are empowered to determine:

•	the voting rights, whether special or conditional, full or limited, of each class or series of preferred stock,

•	the designation of and the number of shares comprising the class or series of preferred stock,

•	the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series,

•	the redemption prices and terms applicable, if any, to any class or series of preferred stock,

•	whether or not the shares of a class or series will be subject to a retirement or sinking fund and the terms applicable thereto,

•	the dividend rights and dividend rate, if any, for any class or series of preferred stock,

•	the amounts payable on the series upon our liquidation, dissolution or winding-up,

•	the terms and conditions of any conversion rights for the class or series of preferred stock, if any, and

•	the terms and conditions of any other special rights and protective provisions that the board of directors deems advisable.

We have no plans at this time to issue any preferred stock. Any such issuance of preferred stock could have the effect of delaying or preventing a change-in-control of Perry Ellis.

Florida Statutory Anti-Takeover Provisions

General. The Florida Business Corporation Act, as amended (the “FBCA”), contains provisions, which our directors have elected not to opt out of, and which are designed to enhance the ability of our board to respond to and potentially defer attempts to acquire control of Perry Ellis. These provisions may discourage altogether takeover attempts which have not been approved by our board. This could include takeover attempts that our non-affiliate shareholders deem to be in their best interest and which may represent a current premium for their shares in relation to prevailing market prices of our common stock on the Nasdaq Stock Market. These provisions may also adversely affect the price that a potential purchaser would be willing to pay for our common stock and, therefore, deprive you of the opportunity to obtain a takeover premium for your shares. These provisions could make the removal of our incumbent directors and management more difficult. These provisions may enable a minority of our directors and the holders of a minority of our outstanding voting stock or the holders of an existing control block to prevent, delay, discourage or make more difficult a merger, tender offer or proxy contest, even though the transaction may be favorable to the interests of a majority of our non-affiliate shareholders. These provisions could also potentially adversely affect the market price of our common stock.

The following summarizes the anti-takeover provisions contained in the FBCA.

Authorized but Unissued Stock. Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of stock may enable our board of directors to issue shares of stock to persons friendly to existing management. This may have the effect of discouraging attempts to obtain control of Perry Ellis. The perception in the market of a large number of authorized but unissued shares of our common and preferred stock could have a negative impact on the price of our common stock.

Evaluation of Impact of Acquisition Proposals on Non-Shareholder Constituencies. The FBCA expressly permits our board of directors, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of our assets, or any similar extraordinary transaction, to consider in addition to shareholder interests all relevant factors, including, without limitation, the social, legal, and economic effects on our employees, customers and suppliers and our subsidiaries, on the communities and geographical areas in which they operate. Our board may also consider the amount of consideration being offered in relation to the then current market price for outstanding shares of capital stock and our then current value in a freely negotiated transaction. Our board of directors believes that these provisions are in our long-term best interests and those of our shareholders.

Control Share Acquisitions. We have elected not to opt out of and, therefore, are subject to the Florida control share acquisitions statute. This statute is designed to afford shareholders of public corporations in Florida protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within specified putative voting ranges will not possess voting rights in the election of our directors unless the voting rights associated with the shares are approved by a majority vote of our disinterested shareholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any of our officers or employees who is also a director. The specific share acquisition ranges that implicate these provisions of the statute are:

•	acquisitions of shares possessing one-fifth or more but less than one-third of all voting power,

•	acquisitions of shares possessing one-third or more but less than a majority of all voting power, or

•	acquisitions of shares possessing a majority of all voting power.

Under certain circumstances, the statute permits the acquiring person to call a special shareholders’ meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables us to provide for the redemption under certain circumstances of control shares with no voting rights.

These provisions do not apply to shares acquired under, among other things, an agreement or plan of merger or share exchange effected in compliance with the relevant provisions of Florida law and to which we are a party, or an acquisition of shares previously approved by our board of directors. In addition, in the event control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power, all of our shareholders will be entitled to dissenters’ rights under Florida law.

Affiliated Transactions with Interested Shareholders. We have elected not to opt out of and, therefore, are subject to the Florida affiliated transactions statute, which generally requires the approval of the holders of 66 2/3% of our outstanding voting shares, other than the shares owned by an “interested shareholder”—generally, any person who is the beneficial owner of more than 10% of the outstanding voting stock of Perry Ellis—to effectuate an affiliated transaction. An “affiliated transaction” is a transaction that involves Perry Ellis and an interested shareholder or an affiliate of an interested shareholder, including, among others, a merger, a sale of assets, a sale of shares, a liquidation, or a reclassification of securities and loans. The special voting requirement does not apply in certain specified circumstances. These provisions could prohibit or delay the announcement or consummation of mergers or other takeover or change-in-control attempts of Perry Ellis. Accordingly, these provisions may discourage attempts to acquire Perry Ellis.

Anti-Takeover Provisions of Our Articles of Incorporation

Our articles of incorporation presently contain certain provisions which may make it more difficult and time-consuming for shareholders or third parties to influence our management, policies or affairs, and may discourage, delay or prevent a transaction involving a change-in-control of Perry Ellis offering a premium over the current market price of our common stock. These provisions include those which:

•	prohibit cumulative voting in the election of our directors,

•	establish a classified board of directors with staggered three-year terms,

•	provide that the written request of shareholders holding not less than 50% of all votes entitled to be cast on an issue is required for shareholders to call special meetings of our shareholders,

•	establish advance notice and disclosure procedures for shareholders to bring matters before a meeting of our shareholders.

•	provide for 100,000,000 shares of authorized common stock,

•	provide for 5,000,000 shares of authorized preferred stock,

•	eliminate the ability of shareholders to take action by written consent in lieu of a shareholder meeting, and

•	require shareholders seeking to nominate directors for election to our board to first comply with certain advance notice and disclosure procedures.

These provisions could also discourage proxy contests and make it more difficult for our shareholders to elect directors and cause us to take extraordinary corporate actions. In addition, the existence of these provisions, together with Florida law, might hinder or delay an attempted takeover other than through negotiations with our board. As a result, we may be less likely to receive unsolicited offers to acquire us that some of our shareholders might consider beneficial.

Indemnification Provisions

Florida law authorizes a company to indemnify its directors and officers in certain instances against certain liabilities which they may incur by virtue of their relationship with the company. Further, a Florida corporation is authorized to provide further indemnification or advancement of expenses to any of its directors, officers, employees, or agents, except for acts or omissions which constitute:

•	a violation of the criminal law unless the individual had reasonable cause to believe it was lawful,

•	a transaction in which the individual derived an improper personal benefit,

•	in the case of a director, a circumstance under which certain liability provisions of the FBCA are applicable related to payment of dividends or other distributions or repurchases of shares in violation of the FBCA, or

•	willful misconduct or a conscious disregard for the best interest of the company in a proceeding by the company, or a company shareholder.

A Florida corporation also is authorized to purchase and maintain liability insurance for its directors, officers, employees and agent, which we have done.

Our articles of incorporation provide that our directors will not be personally liable for monetary damages to us to the fullest extent permitted by Florida law. Our articles of incorporation further provide that we may insure, will indemnify and will advance expenses on behalf of our officers and directors to the fullest extent not prohibited by law.

Our by-laws provide that we will indemnify, or advance expenses to, to the fullest extent authorized by the FBCA, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that he or she (a) is or was a director of Perry Ellis, (b) is or was serving at the request of Perry Ellis as a director of another corporation, (c) is or was an officer of Perry Ellis, provided that he or she is or was at the time a director of Perry Ellis, or (d) is or was serving at the request of Perry Ellis as an officer of another corporation, provided that he or she is or was at the time a director of Perry Ellis or a director of such other corporation, serving at the request of Perry Ellis.

We are also a party to indemnification agreements with each of our directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling Perry Ellis pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

Continental Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more distinct series. This section summarizes the material terms of our senior or subordinated debt securities that are common to all series. Most of the financial and other terms of any series of debt securities that we offer will be described in the prospectus supplement to be attached to the front of this prospectus.

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by a document called an “indenture.” An indenture is a contract between us and a financial institution, in this case, U.S. Bank Trust National Association, acting as trustee on your behalf. The indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles:

•	First, subject to some limitations, the trustee can enforce your rights against us if we default.

•	Second, the trustee performs certain administrative duties for us, which include sending you interest payments and notices.

Because we may issue both senior debt securities and subordinated debt securities, our references to the indenture are to each of the senior indenture and the subordinated indenture, unless the context requires otherwise. In this section, we refer to these indentures collectively as the “indentures.”

Because this section is a summary of the material terms of the indentures, it does not describe every aspect of the debt securities. We urge you to read the indentures because they, and not this description, define your rights as a holder of debt securities. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indentures. We have filed the forms of the indentures as exhibits to a registration statement that we have filed with the SEC, of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies of the indentures.

General

The debt securities will be unsecured obligations of Perry Ellis. The senior debt securities will rank equally with all of our other senior unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinate and junior in right of payment to all our existing and future Senior Indebtedness (as defined in the subordinated indenture).

You should read the prospectus supplement for the following terms of the series of debt securities offered by the prospectus supplement:

•	The title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities.

•	The aggregate principal amount of the debt securities, the percentage of their principal amount at which the debt securities will be issued and the date or dates when the principal of the debt securities will be payable or how those dates will be determined.

•	The interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, and how the rate or rates will be determined.

•	The date or dates from which any interest will accrue or how the date or dates will be determined, the date or dates on which any interest will be payable, any regular record dates for these payments or how these dates will be determined and the basis on which any interest will be calculated, if other than on the basis of a 360-day year of twelve 30-day months.

•	The place or places, if any, other than or in addition to the Borough of Manhattan, New York City, of payment, transfer, conversion and exchange of the debt securities and where notices or demands to or upon us in respect of the debt securities may be served.

•	Any optional redemption provisions.

•	Any sinking fund or other provisions that would obligate us to repurchase or redeem the debt securities.

•	Whether the amount of payments of principal of, or premium, if any, or interest on the debt securities will be determined with reference to an index, formula or other method, which could be based on one or more commodities, equity indices or other indices, and how these amounts will be determined.

•	Any changes or additions to the events of default under the applicable indenture or our covenants, including additions of any restrictive covenants, with respect to the debt securities.

•	If not the principal amount of the debt securities, the portion of the principal amount that will be payable upon acceleration of the maturity of the debt securities or how that portion will be determined.

•	Any changes or additions to the provisions concerning defeasance and covenant defeasance contained in the indenture that will be applicable to the debt securities.

•	Any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events.

•	If other than the trustee, the name of any paying agent, security registrar and transfer agent for the debt securities.

•	If the debt securities are not to be issued in book-entry form only and held by The Depository Trust Company, as depositary, the form of such debt securities, including whether such debt securities are to be issuable in permanent or temporary global form, as registered securities, bearer securities or both, any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa, if permitted by applicable law and regulations.

•	If other than US dollars, the currency or currencies of such debt securities.

•	The person to whom any interest in a debt security will be payable, if other than the registered holder at the close of business on the regular record date.

•	The denomination or denominations that the debt securities will be issued, if other than denominations of $1,000 or any integral multiples in the case of the registered securities and $5,000 or any integral multiples in the case of the bearer securities.

•	Whether such debt securities will be convertible into or exchangeable for any other securities and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable.

•	A discussion of federal income tax, accounting and other special considerations, procedures and limitations with respect to the debt securities.

•	Whether and under what circumstances we will pay additional amounts to holders in respect of any tax assessment or government charge, and, if so, whether we will have the option to redeem the debt securities rather than pay such additional amounts.

•	Any other terms of the debt securities that are consistent with the provisions of the indenture.

For purposes of this prospectus, any reference to the payment of principal of, any premium on, or any interest on, debt securities will include additional amounts if required by the terms of such debt securities.

The indentures do not limit the amount of debt securities that we are authorized to issue from time to time. The indentures also provide that there may be more than one trustee thereunder, each for one or more series of debt securities. At a time when two or more trustees are acting under an indenture, each with respect to only certain series, the term “debt securities” means the series of debt securities for which each respective trustee is acting. If there is more than one trustee under an indenture, the powers and trust obligations of each trustee will apply only to the debt securities for which it is trustee.

If two or more trustees are acting under the indenture, then the debt securities for which each trustee is acting would be treated as if issued under separate indentures.

We may issue debt securities with terms different from those of debt securities that may already have been issued. Without the consent of the holders thereof, we may reopen a previous issue of a series of debt securities and issue additional debt securities of that series unless the reopening was restricted when that series was created.

There is no requirement that we issue debt securities in the future under any indenture, and we may use other indentures or documentation, containing different provisions in connection with future issues of other debt securities.

We may issue the debt securities as original issue discount securities, which are debt securities, including any zero-coupon debt securities, that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe the U.S. federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.

Subsidiary Guarantees

The debt securities may be fully and unconditionally guaranteed by all of our current material and certain of our future domestic subsidiaries. These guarantees, if any, will be joint and several obligations of the guarantors. If a series of debt securities is so guaranteed, a supplemental indenture will be executed by the guarantors. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. The terms of any guarantee will be set forth in the applicable prospectus supplement.

Conversion and Exchange

If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of such conversion or exchange, including:

•	the conversion price or exchange ratio, or the calculation method for such price or ratio;

•	the conversion or exchange period, or how such period will be determined;

•	if conversion or exchange will be mandatory or at the option of the holder or Perry Ellis;

•	any requirements with respect to the reservation of shares of securities for purposes of conversion;

•	provisions for adjustment of the conversion price or the exchange ratio; and

•	provisions affecting conversion or exchange in the event of the redemption of the debt securities.

Such terms may also include provisions under which the number or amount of other securities to be received by the holders of such debt securities upon conversion or exchange would be calculated according to the market price of such other securities as of a time stated in the prospectus supplement.

Additional Mechanics

Form, Exchange and Transfer

The debt securities will be issued:

•	as registered securities; or

•	if so provided in the prospectus supplement, as bearer securities (unless otherwise stated in the prospectus supplement, with interest coupons attached); or

•	in global form; or

•	in denominations that are even multiples of $1,000, in the case of registered securities, and in even multiples of $5,000, in the case of bearer securities, unless otherwise specified in the applicable prospectus supplement.

You may have your registered securities divided into registered securities of smaller denominations or combined into registered securities of larger denominations, as long as the aggregate principal amount is not changed. This is called an “exchange.”

You may exchange or transfer registered securities of a series at the office of the trustee in New York City. That office is currently located at 100 Wall Street, 16th Floor, New York, New York 10005. The trustee maintains the list of registered holders and acts as our securities registrar for registering debt securities in the names of holders and transferring debt securities. However, we may appoint another trustee to act as our securities registrar or we may act as our own securities registrar. If we designate additional securities registrars, they will be named in the prospectus supplement. We may cancel the designation of any particular securities registrar. We may also approve a change in the office through which any securities registrar acts. If provided in the prospectus supplement, you may exchange your bearer securities for registered securities of the same series so long as the total principal amount is not changed. Unless otherwise specified in the prospectus supplement, bearer securities will not be issued in exchange for registered securities.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may in certain circumstances be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the transfer agent is satisfied with your proof of ownership and/or transfer documentation.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities for 15 days before the day we mail the notice of redemption or publish such notice (in the case of bearer securities) and ending on the day of that mailing or publication in order to freeze the list of holders to prepare the mailing. At our option, we may mail or publish such notice of redemption through an electronic medium. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Paying and Paying Agents

If you are a holder of registered securities, we will pay interest to you if you are a direct holder in the list of registered holders at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular time and day, usually about two weeks in advance of the interest due date, is called the “Regular Record Date” and is stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the Regular Record Date. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller. This prorated interest amount is called “accrued interest.”

With respect to registered securities, we will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in New York City. That office is currently located at 100 Wall Street, 16th Floor, New York, New York 10005. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks or making wire transfers.

“Street name” and other indirect holders should consult their banks or brokers for information on how they will receive payments.

If bearer securities are issued, unless otherwise provided in the prospectus supplement, we will maintain an office or agency outside the United States for the payment of all amounts due on the bearer securities. If debt securities are listed on the Luxembourg Stock Exchange or any other stock exchange located outside the United States, we will maintain an office or agency for such debt securities in any city located outside the United States required by such stock exchange. The initial locations of such offices and agencies will be specified in the prospectus supplement. Unless otherwise provided in the prospectus supplement, payment of interest on any bearer securities on or before maturity will be made only against surrender of coupons for such interest installments as they mature. Unless otherwise provided in the prospectus supplement, no payment with respect to any bearer security will be made at any office or agency of Perry Ellis in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal, premium and interest, if any, on bearer securities payable in US dollars may be made, at the office of our paying agent in The City of New York if (but only if) payment of the full amount in US dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

Regardless of who acts as the paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to registered holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. We may also choose to act as our own paying agent. We must notify you of changes in identities of the paying agents for any particular series of debt securities.

Notices

With respect to registered securities, we and the trustee will send notices regarding the debt securities only to registered holders, using their addresses as listed in the list of registered holders. With respect to bearer securities, we and the trustee will give notice by publication in a newspaper of general circulation in the City of New York or in such other cities that may be specified in a prospectus supplement. At our option, we may send or publish notices through an electronic medium as specified in the applicable prospectus supplement.

Events of Default

You will have special rights if an event of default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

What is an Event of Default? The term “event of default” in respect of the debt securities of your series means any of the following:

•	We do not pay the principal of or any premium on a debt security of such series on its due date whether at maturity, upon acceleration, optional redemption, required purchase or otherwise.

•	We do not pay interest on a debt security of such series within 30 days of its due date whether at maturity, upon redemption or upon acceleration.

•	We remain in breach of a covenant in respect of debt securities of such series for 30 days after we receive a written notice of default stating we are in breach and requiring that we remedy the breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of such series.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

•	Any other event of default in respect of debt securities of such series described in the prospectus supplement occurs.

The events of default described above may be added to or modified as described in the applicable prospectus supplement. An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs. If an event of default has occurred and has not been cured with respect to one or more series of debt securities, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. Only a portion of the principal is payable if the securities were issued at a discount. This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. There are special notice and timing rules which apply to the acceleration of subordinated debt securities which are designed to protect the interests of holders of Senior Indebtedness. A declaration of acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the debt securities of the affected series if (1) we have paid or deposited with the trustee a sum sufficient in cash to pay all principal, interest and additional amounts, if any, which have become due other than by the declaration of acceleration of maturity, (2) all existing events of default, other than the nonpayment of principal of or premium or interest, if any, on the debt securities of such series which have become due solely because of the acceleration, have been cured or waived and (3) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of the holders unless the holders offer the trustee reasonable protection from expenses and liability, called an “indemnity”. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy accruing upon any event of default will be treated as a waiver of such right, remedy or event of default.

Before you are allowed to bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•	The holders of not less than 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

•	The holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during the 60-day period.

However, notwithstanding the conditions described above, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than (1) the payment of principal, any premium or interest or (2) in respect of a covenant or other provision that cannot be modified or amended without the consent of each holder.

“Street name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction or to make a request of the trustee and to make or cancel a declaration of acceleration.

Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indentures and the debt securities, or else specifying any default.

Merger or Consolidation

Under the terms of the indentures, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•	either we will be the surviving corporation or, if we merge out of existence or sell assets, the entity into which we merge or to which we sell assets must agree to be legally responsible for the debt securities;

•	immediately after the merger or transfer of assets, no default on the debt securities can exist. A default for this purpose includes any event that would be an event of default if the requirements for giving a default notice or of having the default exist for a specific period of time were disregarded;

•	we must deliver certain certificates and documents to the trustee; and

•	we must satisfy any other requirements specified in the prospectus supplement.

Modification or Waiver

There are three types of changes we can make to the indentures and the debt securities.

Changes Requiring Approval of Each Holder. First, there are changes that cannot be made to your debt securities without the approval of each holder. Following is a list of those types of changes:

•	changing the stated maturity of the principal of or interest on a debt security;

•	reducing any amounts due on a debt security or payable upon acceleration of the maturity of a security following a default;

•	adversely affecting any right of repayment at the holder’s option;

•	changing the place (except as otherwise described in this prospectus) or currency of payment on a debt security;

•	impairing your right to sue for payment or to convert or exchange a security;

•	in the case of subordinated debt securities, modifying the subordination provisions in a manner that is adverse to holders of the subordinated debt securities;

•	in the case of senior debt securities, modifying the securities to subordinate the securities to other indebtedness;

•	reducing the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reducing the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

•	reducing the requirements for quorum or voting with respect to the debt securities;

•	modifying any other aspect of the provisions of the indenture dealing with modification and waiver except to increase the voting requirements;

•	changing any of our obligations to pay additional amounts which are required to be paid to holders with respect to taxes imposed on such holders in certain circumstances; and

•	other provisions specified in the prospectus supplement.

Changes Requiring a Majority Vote. The second type of change to the indenture and the outstanding debt securities is the kind that requires a vote in favor by holders of outstanding debt securities owning a majority of the principal amount of the particular series affected. Separate votes will be needed for each series even if they are affected in the same way. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. The same vote would be required for us to obtain a waiver of all or part of certain covenants in the applicable indenture, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indentures or the outstanding debt securities listed in the first category described previously under “- Changes Requiring Approval of Each Holder” unless we obtain your individual consent to the waiver.

Changes Not Requiring Approval. The third type of change does not require any vote by holders of outstanding debt securities. This type is limited to clarifications; curing ambiguities, defects or inconsistencies and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. Qualifying or maintaining the qualification of the indentures under the Trust Indenture Act does not require any vote by holders of debt securities.

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default; and

•	for debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance – Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indentures.

We are not required to set a record date. If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding securities of that series on the record date and must be taken within 180 days following the record date.

“Street name” and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Satisfaction and Discharge

The indentures will cease to be of further effect, and we will be deemed to have satisfied and discharged the indentures with respect to a particular series of debt securities, when (1) all debt securities of that series have been delivered to the trustee for cancellation or (2) the following conditions have been satisfied:

•	all debt securities of that series not previously delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity or on a redemption date within one year;

•	we deposit with the trustee, in trust, funds sufficient to pay the entire indebtedness on the debt securities of that series that had not been previously delivered for cancellation, for the principal and interest to the date of the deposit (for debt securities that have become due and payable) or to the stated maturity or the redemption date, as the case may be (for debt securities that have not become due and payable);

•	we have paid or caused to be paid all other sums payable under the indentures in respect of that series; and

•	we have delivered to the trustee an officer’s certificate and opinion of counsel, each stating that all these conditions have been complied with.

We will remain obligated to provide for registration of transfer and exchange and to provide notices of redemption.

Defeasance

The following discussion of full defeasance and covenant defeasance will be applicable to your series of debt securities only if we choose to have them apply to that series. If we choose to do so, we will state that in the applicable prospectus supplement and describe any changes to these provisions.

Full Defeasance. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called “full defeasance”, if we put in place the following other arrangements for you to be repaid:

•	We must deposit in trust for your benefit and the benefit of all other registered holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates including, possibly, their earliest redemption date.

•	Under current federal tax law, the deposit and our legal release from the debt securities would likely be treated as though you surrendered your debt securities in exchange for your share of the cash and notes or bonds deposited in trust. In that event, you could recognize income, gain or loss on the debt securities you surrendered. In order for us to effect a full defeasance we must deliver to the trustee a legal opinion confirming that you will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and that you will not be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

•	We must comply with any additional provisions set forth in the prospectus supplement.

If we accomplish a full defeasance as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. You would also be released from any applicable subordination provisions on the subordinated debt securities described below under “- Subordination.”

Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from the restrictive covenants in the debt securities, if any. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•	We must deposit in trust for your benefit and the benefit of all other registered holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

•	We must comply with any additional provisions set forth in the prospectus supplement.

If we accomplish covenant defeasance, the following provisions of the indenture and the debt securities would no longer apply unless otherwise specified:

•	our promises regarding conduct of our business and other matters and any other covenants applicable to the series of debt securities that will be described in the prospectus supplement; and

•	the definition of an event of default as a breach of such covenants that may be specified in the prospectus supplement.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurs (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, of course, you may not be able to obtain payment of the shortfall.

In order to exercise either full defeasance or covenant defeasance, we must comply with certain conditions, and no event or condition can exist that would prevent us from making payments of principal, premium, and interest, if any, on the senior debt securities or subordinated debt securities of such series on the date the irrevocable deposit is made or at any time during the period ending on the 91st day after the deposit date.

Ranking

Unless provided otherwise in the applicable prospectus supplement, the debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The senior debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness. The subordinated debt securities are subordinated to some of our existing and future debt and other liabilities. See “- Subordination” for additional information on how subordination limits your ability to receive payment or pursue other rights if we default or have certain other financial difficulties.

Subordination

Unless the prospectus supplement provides otherwise, the following provisions will apply to the subordinated debt securities:

The payment of principal, any premium and interest on the subordinated debt securities is subordinated in right of payment to the prior payment in full of all of our Senior Indebtedness as such term is defined in the subordinated indenture. This means that in certain circumstances where we may not be making payments on all of our debt obligations as they become due, the holders of all of our Senior Indebtedness will be entitled to receive payment in full of all amounts that are due or will become due on the Senior Indebtedness before you and the other holders of subordinated debt securities will be entitled to receive any payment or distribution (other than in the form of subordinated securities) on the subordinated debt securities. These circumstances may include the following:

•	We make a payment or distribute assets to creditors upon any liquidation, dissolution, winding up or reorganization of Perry Ellis, or as part of an assignment or marshalling of our assets for the benefit of our creditors.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or similar proceedings occur.

•	The maturity of the subordinated debt securities is accelerated. For example, the entire principal amount of a series of subordinated debt securities may be declared to be due and payable and immediately payable or may be automatically accelerated due to an event of default as described under “—Events of Default.”

In addition, in general, we will not be permitted to make payments of principal, any premium or interest on the subordinated debt securities if we default in our obligation to make payments on our Senior Indebtedness and do not cure such default. We are also prohibited from making payments on subordinated debt securities if an event of default (other than a payment default) that permits the holders of Senior Indebtedness to accelerate the maturity of the Senior Indebtedness occurs and we and the trustee have received a notice of such event of default. However, unless the Senior Indebtedness has been accelerated because of that event of default, this payment blockage notice cannot last more than 179 days.

These subordination provisions mean that if we are insolvent, a holder of Senior Indebtedness is likely to ultimately receive out of our assets more than a holder of the same amount of our subordinated debt securities, and a creditor of Perry Ellis that is owed a specific amount but who owns neither our Senior Indebtedness nor our subordinated debt securities may ultimately receive less than a holder of the same amount of Senior Indebtedness and more than a holder of subordinated debt securities.

The subordinated indenture does not limit the amount of Senior Indebtedness we are permitted to have and we may in the future incur additional Senior Indebtedness.

If this prospectus is being delivered in connection with a series of subordinated securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date.

The Trustee

The initial trustee under each indenture is U.S. Bank Trust National Association. U.S. Bank Trust National Association will also be the initial paying agent and registrar for the debt securities.

Each indenture provides that, except during the continuance of an event of default under the indenture, the trustee under the indenture will perform only such duties as are specifically set forth in the indenture. Under the indentures, the holders of a majority in outstanding principal amount of the debt securities will have the right to direct the time, method and place of conducting any proceeding or exercising any remedy available to the trustee under the indentures, subject to certain exceptions. If an event of default has occurred and is continuing, the trustee under the indenture will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Each indenture and provisions of the Trust Indenture Act incorporated by reference in the indenture contain limitations on the rights of the trustee under such indenture, should it become a creditor of Perry Ellis, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee under the indenture is permitted to engage in other transactions. However, if the trustee under the indenture acquires any prohibited conflicting interest, it must eliminate the conflict or resign.

Each trustee may resign or be removed with respect to one or more series of securities and a successor trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of securities under one of the indentures, each such trustee shall be a trustee of a trust separate and apart from the trust administered by any other such trustee and any action described herein to be taken by the “trustee” may then be taken by each such trustee with respect to, and only with respect to, the one or more series of securities for which it is trustee.

In the event that an entity is the trustee under both the senior indenture and the subordinated indenture, and a conflict of interest arises as a result, the trustee must resign as trustee under (1) either of the indentures or, if this does not eliminate the conflict of interest, (2) both the indentures.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, common stock, or preferred stock. We may issue warrants independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from the other offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into by us with a warrant agent. The warrant agent will act solely as our agent in connection with the series of warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of the warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered including, where applicable, the following:

•	The title of the warrants,

•	the offering price, if any,

•	the aggregate number of warrants,

•	the designation, terms and number of shares of debt securities, common stock or preferred stock purchasable upon exercise of the warrants,

•	the designation and terms of the offered securities, if any, with which the warrants are issued and the number of the warrants issued with each offered security,

•	the date, if any, on and after which the warrants and the related debt securities, common stock or preferred stock will be separately transferable,

•	the price at which each share of debt securities, common stock or preferred stock purchasable upon exercise of the warrants may be purchased,

•	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire,

•	the minimum or maximum amount of the warrants which may be exercised at any one time,

•	any provisions for change to or adjustments in the exercise price,

•	any antidilution provisions warrants,

•	information with respect to the book-entry procedures, if any,

•	a discussion of certain Federal income tax considerations, and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

PLAN OF DISTRIBUTION

We, and in the case of the sale of common stock, the selling shareholders, may sell the offered securities in any one or more of the following ways from time to time:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly to purchasers; or

•	through remarketing firms.

The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including:

•	the name or names of any underwriters, dealers or agents and the amount underwritten;

•	the purchase price of the offered securities and the proceeds to us from such sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which such offered securities may be listed.

Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Offers to purchase the offered securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the offered securities will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement.

If underwriters are used in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. Unless otherwise indicated in the applicable prospectus supplement, the underwriters are subject to certain conditions precedent and will be obligated to purchase all the offered securities of a series if they purchase any of the offered securities.

If a dealer is used in the sale of the offered securities, we will sell the offered securities to the dealer as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the applicable prospectus supplement.

Offers to purchase the offered securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others. The terms of any such sales will be described in the applicable prospectus supplement.

The offered securities may also be offered and sold by a remarketing firm in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the offered securities pursuant to the terms of the offered securities. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

We, and in the case of the sale of common stock, the selling shareholders, may authorize underwriters, dealers and agents to solicit from third parties offers to purchase the offered securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

In connection with the sale of the offered securities, agents, underwriters, dealers or remarketing firms may receive compensation from us, any selling shareholders or from purchasers of the offered securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the offered securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Agents, underwriters, dealers and remarketing firms that participate in the distribution of the offered securities, and any institutional investors or others that purchase offered securities directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us and any selling shareholders to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

Each series of the offered securities will be a new issue and, other than the shares of common stock which are quoted on the Nasdaq Stock Market, will have no established trading market. Any underwriters to whom we sell the offered securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We may elect to list any series of offered securities on an exchange, and in the case of common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we will not be obligated to do so. We cannot predict the liquidity of the trading market for any of the offered securities.

In connection with an offering, the underwriters may purchase and sell the offered securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of offered securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the offered securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased offered securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the offered securities. As a result, the price of the offered securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the offered securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of common stock. The third party in such sale transactions may be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

In connection with any sale of common stock, we and the selling shareholders may sell the common stock described in this prospectus to one or more underwriters for public offering, or to investors directly or through agents. The selling shareholders will act independently of us in making decisions regarding timing, manner and size of each sale.

Underwriters, dealers, agents and remarketing firms, or their affiliates, may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Broad and Cassel, a partnership including professional associations, Miami, Florida, will issue an opinion about certain legal matters with respect to the securities, including the validity of the securities issued hereunder.

EXPERTS

The consolidated financial statements of Perry Ellis International, Inc. as of January 31, 2003 and 2004 and for each of the three years in the period ended January 31, 2004, incorporated by reference in this Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in the method of accounting for intangible assets) and have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Salant Corporation as of December 28, 2002 and December 29, 2001 and for each of the three years in the period ended December 28, 2002, incorporated by reference in this Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein by reference and have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information with the SEC. You may inspect and copy such reports, proxy statements and other information, without charge, at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC’s regional office located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The public may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. You can also obtain such materials on the SEC’s site on the Internet at http://www.sec.gov. You can also obtain copies by mail at prescribed rates. Requests for copies should be directed to the SEC’s Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Perry Ellis’ common stock is traded on the Nasdaq National Market® and, as a result, you can also inspect the periodic reports, proxy statements and other information filed by us with the SEC at the offices of the Nasdaq National Market®, 1735 K Street, N.W., Washington, D.C. 20006. Lastly, we make our annual report on Form 10-K, quarterly reports on Form 10-Q, current report on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13 or 15(d) of the Exchange Act available free of charge on our website at www.pery.com, as soon as reasonably practicable after they are electronically filed with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference the documents listed below that we have filed with the SEC, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference:

•	our Annual Report on Form 10-K for the fiscal year ended January 31, 2004;

•	our Proxy Statement on Schedule 14A, dated May 3, 2004, only with respect to the information required by Items 401 (management) and 402 (executive compensation) of Regulation S-K promulgated under the Securities Act and the Exchange Act;

•	the description of our common stock contained in our registration on Form 8-A as filed with the SEC on May 14, 1993, filed pursuant to the Exchange Act;

•	the unaudited condensed consolidated financial statements of Salant as of March 29, 2003 and March 30, 2002 and for the three months ended March 29, 2003 and March 30, 2002, and the consolidated financial statements of Salant as of December 28, 2002 and December 29, 2001 and for each of the three years in the period ended December 28, 2002, contained in our Definitive Proxy Statement dated May 19, 2003, on pages F-37 through F-71 (File No. 21764) filed pursuant to the Exchange Act;

•	all documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information furnished pursuant to items 9 or 12 of Form 8-K, after the date of this prospectus and prior to the termination of the offering made hereby.

Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus as if that information were included in this prospectus.

You may request a copy of these filings without charge by writing or telephoning our Corporate Secretary at the following address or phone number:

Perry Ellis International, Inc.

3000 N.W. 107th Avenue

Miami, FL 33172

Tel.: 305-592-2830

Axis® Menswear	Ocean Pacific®

Axist®	Original Penguin®

Cubavera®	Perry Ellis®

Grand Slam®	Perry Ellis America®

Jantzen®	Perry Ellis Portfolio®

John Henry®	Ping® Collection

Manhattan®	PGA Tour®

Mondo Di Marco®	Redsand®

Munsingwear®	Tommy Hilfiger® Swim

Natural Issue®	The Havanera Co.®

Nike® Swim	Tricots St. Raphael®

1,920,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

Wachovia Securities

Banc of America Securities LLC

SG Cowen & Co.

D.A. Davidson & Co.

May     , 2004